                       [letterhead of OC Financial, Inc.]




February 9, 2005

VIA FACSIMILE AND EDGAR
-----------------------
(202) 942-9530

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:    OC FINANCIAL, INC.
            REGISTRATION STATEMENT ON FORM SB-2 (REGISTRATION NUMBER 333-121411) REQUEST FOR ACCELERATION OF EFFECTIVENESS

Ladies and Gentlemen:

     On behalf of OC Financial, Inc., a Maryland corporation (the "Company"), we hereby request that the Company's Registration Statement on Form SB-2 be declared effective on February 11, 2005, at 12:00 noon, or as soon thereafter as is practicable.

     In connection with this request for acceleration, the Company acknowledges the following representations:

     1. Should the Securities and Exchange Commission ("Commission") or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

     2. The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

     3. The Company may not assert this action as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                        Very truly yours,
                                        /s/ Robert W. Hughes
                                        Robert W. Hughes
                                        President and Chief Executive Officer

                                [KBW LETTERHEAD]




February 9, 2005

VIA FACSIMILE AND EDGAR
-----------------------
(202) 942-9530

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:    OC FINANCIAL, INC.
            REGISTRATION STATEMENT ON FORM SB-2 (REGISTRATION NUMBER 333-121411) REQUEST FOR ACCELERATION OF EFFECTIVENESS

Ladies and Gentlemen:

     On behalf of Keefe, Bruyette & Woods, Inc., and in accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join OC Financial, Inc. in requesting that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 12:00 noon on February 11, 2004, or as soon thereafter as may be practicable.

                                                Sincerely,


                                                /s/ Douglas L. Reidel
                                                Douglas L. Reidel
                                                Managing Director